Exhibit 3(i)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

WILLING HOLDING, INC.

Gideon D. Taylor, being the Chairman and Chief Executive Officer of Willing Holding, Inc., a corporation duly organized under the Business Corporation Act of the State of Florida (the “Corporation”), hereby certifies that:

1.	The name of the Corporation is Willing Holding, Inc.

2.	The Corporation was originally formed as a limited liability company in the State of Florida under the name of The Perfect Web, LLC effective November 9, 2005.

3.

A Certificate of Conversion and attached Articles of Incorporation were subsequently filed with the Department of State of the State of Florida to convert the Corporation into a Florida profit corporation under the name The Perfect Web, Inc. on August 9, 2007.

4.	The Articles of Incorporation were amended to change the name of the Corporation to Willing Holding, Inc. on January 22, 2008.

5.	The Articles of Incorporation, as amended, were subsequently amended to change the names of the officers and directors and the address of the registered agent of the Corporation on April 10, 2008.

6.	These Amended and Restated Articles of Incorporation (hereinafter, the “Restated Articles”) restate and integrate and further amend the provisions of the Corporation’s Articles of Incorporation.

5.

The terms and provisions of this Restated Articles were adopted and affirmatively approved by unanimous written consent of the members of the Board of Directors of the Corporation as of November 6, 2008.

6.

The terms and provisions of these Restated Articles were affirmatively approved by the holder of a majority of the issued and outstanding shares of all capital stock of the Corporation as of November 7, 2008. The number of votes cast pursuant to such consent was sufficient for approval of the Restated Articles. The Restated Articles shall be effective upon filing with the Department of State of the State of Florida.

7.

Pursuant to Sections 607.1003 and 607.1007 of the Business Corporation Act of the State of Florida, the text of the Articles of Incorporation of the Corporation, as amended, are hereby amended and restated to read in their entirety as follows:

ARTICLE I – NAME

The name of this Corporation shall be WILLING HOLDING, INC.

ARTICLE II – PRINCIPAL OFFICE

The Corporation’s mailing address and the address of the Corporation’s principal office is 3 Centerview Drive, Suite 240, Greensboro, NC 27407.

ARTICLE III – PURPOSE

The purpose of this Corporation shall be to engage in any lawful activity or business for which corporations may be organized under the laws of the United States and the Business Corporation Act of the State of Florida.

ARTICLE IV – CAPITAL STOCK

The Corporation shall have the authority to issue up to 150,000,000 shares of $.0001 par value Class A Common Stock (the “Class A Common Stock”), 5,000,000 shares of $.01 par value Class B Common Stock (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), and 10,000,000 shares of $.001 par value Preferred Stock (the “Preferred Stock”). A statement of the designations of each class and the powers, preferences and rights, and qualifications, limitations or restrictions thereof is as follows:

A.	Class A Common Stock

(1) Dividends. The holders of the Class A Common Stock shall be entitled to receive, share for share with the holders of shares of Class B Common Stock, such dividends if, as and when declared from time to time by the Board of Directors. In the event that such dividend is paid in the form of shares of Common Stock, holders of Class A Common Stock shall receive Class A Common Stock and holders of Class B Common Stock shall receive either Class A Common Stock or Class B Common Stock at the individual holder’s of Class B Common Stock discretion.

(2) Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class A Common Stock shall be entitled to receive, share for share with the holders of shares of Class B Common Stock, all the assets of the Corporation of whatever kind available for distribution to shareholders, after the rights of the holders of the Preferred Stock have been satisfied.

(3) Voting. Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation. Except as otherwise provided herein or by the Florida Business Corporation Act, the holders of Class A Common Stock and the holders of Class B Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

B.	Class B Common Stock

(1) Dividends. The holders of the Class B Common Stock shall be entitled to receive, share for share with the holders of shares of Class A Common Stock, such dividends if, as and when declared from time to time by the Board of Directors. In the event that such dividend is paid in the form of shares of Common Stock, holders of Class A Common Stock shall receive Class A Common Stock and holders of Class B Common Stock shall receive either Class A Common Stock or Class B Common Stock at the individual holder’s of Class B Common Stock discretion.

(2) Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class B Common Stock shall be entitled to receive, share for share with the holders of shares of Class A Common Stock, all the assets of the Corporation of whatever kind available for distribution to shareholders, after the rights of the holders of the Preferred Stock have been satisfied.

(3) Voting. Each holder of Class B Common Stock shall be entitled to twenty (20) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation. Except as otherwise provided herein or by the Florida Business Corporation Act, the holders of Class A Common Stock and the holders of Class B Common Stock shall at all times vote on all matters (including the election of directors) together as one class.

(4) Conversion.

(a) Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time.

(b) Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon any sale, pledge, conveyance, hypothecation, assignment or other transfer (a “Transfer”) of such share, whether or not for value, by the initial registered holder (the “Initial Holder”) thereof, other than any such Transfer by such holder to (i) a nominee of such holder (without any change in beneficial ownership, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or (ii) another person that, at the time of such Transfer, beneficially owns shares of Class B Common Stock or a nominee thereof; provided that, notwithstanding the foregoing, (A) any Transfer by the Initial Holder without consideration to (1) any controlled affiliate of such Initial Holder which remains such, (2) a partner, active or retired, of such Initial Holder, (3) the estate of any such Initial Holder or a trust established for the benefit of the descendants or any relatives or spouse of such Initial Holder, (4) a parent corporation or wholly-owned subsidiary of such Initial Holder or to a wholly-owned subsidiary of such parent unless and until such transferee ceases to be a parent or wholly-owned subsidiary of the Initial Holder or a wholly-owned subsidiary of such parent, or (5) the spouse of such Initial Holder, in each case, shall not result in such conversion or (B) any bona fide pledge by the Initial Holder to any financial institution in connection with a borrowing shall not result in such conversion; and provided, further, that in the event any Transfer shall not give rise to automatic conversion hereunder, then any subsequent Transfer by the holder (other than any such Transfer by such holder to a nominee of such holder (without any change in beneficial ownership)) or the pledgor, as the case may be, shall be subject to automatic conversion upon the terms and conditions set forth herein.

(c) The one-to-one conversion ratio for the conversion of the Class B Common Stock into Class A Common Stock in accordance with Section B(4)(a) and B(4)(b) of this Article IV shall in all events be equitably adjusted in the event of any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding Class A Common Stock or Class B Common Stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation.

(d) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock.

(e) If any shares of Class B Common Stock shall be converted pursuant to this Section B(4), the shares so converted shall be retired and returned to the authorized but unissued shares of Class B Common Stock.

C.	Other Matters Affecting Shareholders of Class A Common Stock and Class B Common Stock

In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock or Class B Common Stock unless the shares of Class A Common Stock and Class B Common Stock at the time outstanding are treated equally and identically, except that such dividends or stock splits or combinations shall be made in respect of shares of Class A Common Stock and Class B Common Stock in the form of shares of Class A Common Stock or Class B Common Stock as set forth in this Article IV.

D.	Preferred Stock

The Board of Directors shall, by resolution, fix the powers, designations, preferences, rights and qualifications, limitations and restrictions of any class or series of the Preferred Stock. Series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

E.	Series A Preferred Stock

(1)       Designation. The designation of the series of preferred stock created hereby shall be “Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be Two Hundred and Fifty Thousand shares (250,000), with a par value $.001 per share (“Par Value”). Such number of shares may from time to time be decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the Board of Directors (or a duly authorized committee of the Board of Directors) by a certificate executed, acknowledged and filed with the Secretary of State of the State of Florida setting forth a statement that a specified decrease therein has been authorized and directed by a resolution duly adopted by the Board of Directors (or a duly authorized committee of the Board of Directors). In case the number of authorized shares of the Series A Preferred Stock shall be so decreased, the number of shares so specified in the certificate shall resume the status of authorized but unissued shares of preferred stock, undesignated as to series. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock, undesignated as to series.

(2)       Dividends. The holders of the Series A Preferred shall not be entitled to receive dividends.

(3)       Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock shall automatically convert their shares of Series A Preferred Stock into Class A Common Stock at the rate provided for in Section E(4)(a) herein and shall be entitled to receive any of the remaining net assets of the Corporation at the same rate as all of the other shares of Class A Common Stock then outstanding.

(4)       Conversion of Series A Preferred Stock. The Series A Preferred Stock, in the aggregate, shall be convertible into shares of the Corporation’s Class A Common Stock as set forth below.

(a)        Voluntary Conversion. The holder of the Series A Preferred Stock shall have the right to convert all of the 250,000 shares of Series A Preferred Stock (“Total Shares”) into five percent (5%) of the total issued and outstanding shares of Class A Common Stock at any time, in whole or in part. In order to convert the shares of Series A Preferred Stock into Class A Common Stock, the holder shall surrender at the office of any transfer agent for the Corporation, a certificate(s) therefore, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office that he or she elects to convert such shares as specified in the notice. Shares of the Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date of surrender of such shares for conversion, and the person(s) entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated, for all purposes, as the record holder(s) of such shares of Class A Common Stock at such time. In the event of a partial conversion of the Series A Preferred Stock, the number of shares of Class A Common Stock issuable upon such conversion shall be determined on a pro rata basis, based on the percentage of the Total Shares of Series A Preferred Stock so converted.

(b)        Mandatory Conversion. In the event that the Corporation shall be consolidated with or merged into any other corporation, the Series A Preferred stock will automatically convert into five percent (5%) of the issued and outstanding Class A Common Stock as part of the terms of such consolidation or merger so that any holder of Series A Preferred Stock may thereafter receive in lieu of Class A Common Stock otherwise issuable him upon conversion of his or her Series A Preferred Stock, but only in accordance with the conversion ratio stated in this Section E(4), the same kind and amount of securities as may be distributable upon such consolidation or merger with respect to the Class A Common Stock.

(c)        Conversion Price. The Total Shares of Series A Preferred Stock shall be convertible into five percent (5%) of the total issued and outstanding shares of Class A Common Stock without any additional consideration by the holder to effectuate the conversion.

(d)        Additional Provisions Applicable to All Conversions. Any conversion of Series A Preferred Stock into Common Stock pursuant to this Section E(4) shall be subject to the following additional terms and provisions:

(1)        The Corporation shall not be required to issue any fractions of shares of the Class A Common Stock upon conversion of the Series A Preferred Stock into five percent (5%) of the Class A Common Stock.

(2)        In the event that the Corporation shall at any time subdivide or combine in a greater or lesser number of shares the outstanding shares of Common Stock, the conversion of the Series A Preferred Stock shall not be effected. Accordingly, the Series A

Preferred Stock will convert into five percent (5%) of the issued and outstanding shares of Class A Common Stock after any such subdivision or combination.

(3)        The holder of Series A Preferred Stock will not receive a distribution in the event that the Corporation shall at any time pay to the holders of its Class A Common Stock a dividend in Class A Common Stock or otherwise makes a distribution on the Common Stock until such a time when the Series A Preferred Stock have been converted into Class A Common Stock.

(4)        As promptly as practicable after any conversion, the Corporation shall issue and deliver at said offices a certificate(s) for the number of full shares of the Class A Common Stock issuable upon any such conversion, to the person(s) entitled to receive the same. The Corporation shall issue the certificate(s) for Class A Common Stock in the name(s) so designated with such legends affixed or restrictions imposed as required by federal, state or jurisdictional securities laws as determined by legal counsel for the Corporation; provided that the Corporation is not advised by its counsel that the issuance of such certificate(s) would be in violation of federal, state or jurisdictional securities law.

(5)        The issuance of certificates for shares of Class A Common Stock upon conversion of any shares of the Series A Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record as the Series A Preferred Stock so converted, the person or persons requesting, the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

(5)       Redemption of Series A Preferred Stock. The Series A Preferred Stock of any holder shall be redeemable, in whole or in part, at the option of the Corporation by resolution of the Board of Directors, from time to time and at any time, commencing any time after the date hereof. The redemption price for the Total Shares of Series A Preferred Stock shall be equal to the greater of: (i) five percent (5%) of the total market value of the Corporation (measured on the total issued and outstanding Class A Common stock multiplied by the five day (5 day) average closing price), or the book value as determined by a independent auditing firm or (ii) five million ($5,000,000) dollars (the “Redemption Price”). In the event of a partial redemption of the Series A Preferred Stock, the Redemption Price shall be paid on a pro rata basis, based on the percentage of the Total Shares of Series A Preferred Stock so redeemed.

(a)      Notice of Redemption. The Corporation shall give notice of redemption (“Redemption Notice”) not less than twenty (20) nor more than sixty (60) calendar days prior to the date fixed for redemption of the Series A Preferred Stock or any part thereof. Such Redemption Notice shall specify the time and place thereof and shall be given by mail to each holder of record of shares of Series A Preferred Stock chosen for redemption at the address last shown on the records of the Corporation for such holder or given by such holder to the

Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located. Any Redemption Notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder received the Redemption Notice.

(b)      Conversion in Lieu of Redemption. Within fifteen (15) calendar days of the Corporation’s first mailing of the Redemption Notice, the holder shall have the option of converting the shares being redeemed into Class A Common Stock. The holder shall send written notice to the Corporation of such holder’s intent to exercise this option by mail post-marked no later than the fifteenth (15th) calendar day after the Corporation first mailed the Redemption Notice.

(c)      Termination of Rights. Upon such redemption date, or upon such earlier date as the Board of Directors shall designate for payment of the redemption price (unless the Corporation shall default in the payment of the redemption price as set forth in such notice), the holders of shares of Series A Preferred Stock selected for redemption to whom notice has been duly given and that have not converted as provided in Section E(5)(b) herein, shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no other rights with respect to such shares except the right to receive the moneys payable upon such redemption from, the Corporation or otherwise, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of the certificates, and the shares represented thereby shall no longer be deemed to be outstanding.

(6)       Ranking. As long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, without obtaining the prior written consent of the holders of at least two-thirds in number of the shares of the Series A Preferred Stock then outstanding, create, authorize or issue any other class or series of capital stock of the Corporation, the terms of which provide that such class or series shall rank prior to the Series A Preferred Stock in respect to rights upon dissolution, liquidation or winding up of the Corporation; provided, however, the Corporation may at any time create, authorize or issue, without the consent of any of the holders of the Series A Preferred Stock, other classes or series of capital stock which rank junior to, or on parity with, the Series A Preferred Stock in respect to dissolution, liquidation or winding up of the Corporation.

(7)       Amendments. This designation of the Series A Preferred Stock may be amended only upon both (i) the affirmative vote of not less than a majority of the holders of the shares of Series A Preferred Stock outstanding at the time such amendment is proposed, and (ii) the affirmative vote of not less than a majority of the directors of the Corporation then holding office and entitled to vote on such amendment.

(8)       Voting Rights. The holders of Series A Preferred Stock shall not have any voting rights, except as may be required by applicable law or otherwise as specifically set forth herein.

ARTICLE V – AMENDMENTS TO BYLAWS

The Board of Directors of this Corporation is expressly authorized to adopt, amend or repeal the Bylaws of this Corporation, or any provision thereof.

ARTICLE VI – REGISTERED OFFICE AND AGENT

The registered office of the Corporation in the State of Florida is located at 134 NW 16th Street #8, Boca Raton, FL 33432, County of Palm Beach. The name of the registered agent at such address is Thomas L. DiStefano III.

ARTICLE VII – TERM OF EXISTENCE

This Corporation is to exist perpetually.

ARTICLE VIII – DIRECTORS

The Corporation’s Board shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation’s Bylaws. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

ARTICLE IX – LIMITATION ON DIRECTOR LIABILITY

The Corporation shall, to the fullest extent permitted by the laws of the State of Florida including, but not limited to, Section 607.0850 of the Florida Business Corporation Act, as the same may be amended and supplemented from time to time, have the power to indemnify any and all directors, officers and agents of the Corporation.

ARTICLE X – AFFILIATED TRANSACTIONS

This Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

ARTICLE XI – CONTROL SHARE ACQUISITIONS

This Corporation expressly elects not to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

IN WITNESS WHEREOF, the undersigned has made and subscribed these Amended and Restated Articles of Incorporation as of the 7th day of November, 2008.

/s/ Gideon D. Taylor
Gideon D. Taylor, Chairman and Chief Executive Officer